Exhibit 10.1

STATE OF NORTH CAROLINA
LEASE AGREEMENT
COUNTY OF MECKLENBURG

LEASE AGREEMENT (“Lease”), dated as of September 4, 2009, between FAT BOY TRADING COMPANY (“Landlord”), a North Carolina corporation, and SCR – TECH, LLC (“Tenant”), a North Carolina limited liability company; and consented to by CPP INTERNATIONAL, LLC (“CPPI”), a North Carolina limited liability company and affiliate of Landlord, for the limited purposes contained herein.

RECITALS

A.           Landlord is the owner of certain real property and improvements located thereon (together, the “Premises”) comprised of approximately 7.27 acres located at 11707 Steele Creek Road, Charlotte, Mecklenburg County, North Carolina, as more particularly described on Exhibit A attached hereto.

B.           The primary improvement upon the Premises is that building consisting of approximately 143,500 heated and cooled square feet (the “Building”), which Building has been occupied most recently by CPPI.

C.           Landlord has agreed to lease the Premises to Tenant, and Tenant has agreed to lease the Premises from Landlord, upon the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the Recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.           Grant and Acceptance of Lease.  Landlord hereby leases the Premises to Tenant, to have and to hold unto the Tenant during the term of this Lease, including all extensions thereof, subject to all terms and conditions of this Lease.  Tenant hereby accepts this grant of lease and the Premises, subject to all terms and conditions of this Lease.

2.           Term.  The term of this Lease shall commence September 4, 2009, and shall expire at 11:59 PM on May 31, 2017 (the “Initial Lease Term”), unless extended at the election of Tenant for up to two (2) extension terms of five (5) years each, by written notice to Landlord given not less than one hundred eighty (180) days prior to the expiration of the then-current Lease term (each, a “Renewal Period”).  The Initial Lease Term as extended by a Renewal Term is known as the “Term”.

3.           Tenant’s Access to Building.  Tenant acknowledges that CPPI has utilized the Building for the preceding years and must continue to utilize a portion of the Building for the immediate future.  Therefore:

a.  Notwithstanding anything in this Lease to the contrary, Landlord shall retain an area within the Building constituting 45,040 square feet for lease to CPPI through August 31, 2010 (the “CPPI Portion”), which CPPI Portion shall be deemed specifically excluded from the Premises subject to this Lease until such date.  The location of the CPPI Portion is comprised of Sections CPP-1 and CPP-2 as illustrated on Exhibit B which is attached hereto and incorporated herein by reference.

b.           Landlord shall ensure that CPPI vacates the CPPI Portion on or before the conclusion of business on August 31, 2010; provided, however, Tenant shall have the right to notify Landlord in writing that Tenant needs the CPPI Portion prior to September 1, 2010, and upon Tenant so notifying Landlord, Landlord shall ensure that CPPI vacates the CPPI Portion no later than sixty (60) days after such notice from Tenant.  As of September 1, 2010 (or as of the day immediately following CPPI’s vacation of the CPPI Portion if Tenant requests CPPI vacate the CPPI Portion prior to September 1, 2010 as provided above), Tenant shall lease the CPPI Portion from Landlord on the terms and conditions otherwise applicable under this Lease, and such CPPI Portion shall be deemed a portion of the leased Premises as of such date.

c.           Notwithstanding anything in this Lease to the contrary, during the period from September 4, 2009, through August 31, 2010, while Landlord is retaining the CPPI Portion for lease to CPPI pursuant to this Section 3, any and all insurance, taxes, maintenance, and utilities that benefit both the CPPI Portion and the remainder of the Building and the Premises will be prorated between the CPPI Portion and the remainder of the Building, which pro ration shall be calculated based upon the square footage of the CPPI Portion as a percentage of the entire Building.  CPPI shall promptly pay to Tenant its pro rata share of such expenses upon receipt from Tenant of an invoice for such expenses with such payment being due no later than thirty (30) days after the date of CPPI’s receipt of such invoice.

d.           CPPI shall have unlimited access from Tenant to gain access to the CPPI Portion across Tenant’s leased portion of the Premises, and CPPI shall follow standard safety procedures during any such access.  CPPI agrees to maintain an uncluttered walkway across Sections CPP-1 and CPP-2 of the CPPI Portion to enable Tenant to freely cross over such space to access Tenant’s leased portion of the Premises at all times.  Tenant and CPPI covenant and agree that each of them will not block each others means of ingress and egress from the space leased by each of them under this Lease.

4.           Holding Over.  If Tenant shall hold over and continue occupancy of the Premises beyond the expiration of the Lease term, as extended (if extended), Tenant’s obligations to Landlord shall continue from month to month under all of the then applicable terms and conditions of this Lease; except, however, absent written agreement by the Landlord to another rate, rent payable by Tenant to Landlord during the holdover period shall be 150% of the rent payable immediately prior to the expiration of the last applicable Lease term.  Landlord’s permitting Tenant to continue holdover occupancy shall not be construed as giving Tenant any renewal tenancy or any extension rights other than as a month-to-month tenant.  Tenant may terminate such holdover month-to-month tenancy as of the end of any calendar month upon at least thirty (30) days’ advance written notice to Landlord.  Landlord may terminate such holdover month-to-month tenancy as of any date (whether or not the end of a calendar month) upon at least thirty (30) days’ advance written notice to Tenant.

5.           Rent.  All monthly rent shall be payable on or before the first day of each calendar month, and shall be prorated on a per diem basis for any partial month.  A late charge of ten percent (10%) of the rent due shall be payable as to each monthly installment of rent not received by the Landlord by the fifth (5th) business day of the calendar month when due. Monthly rent during the term of this Lease, and any extensions hereof, shall be as set forth in the following rent schedule.  Such rent schedule assumes Tenant leases the CPPI Portion on September 1, 2010, and if Tenant leases the CPPI Portion prior to September 1, 2010 the rent schedule shall be revised to reflect the square footage of the Building leased by Tenant on the applicable dates with an initial annual rent rate of $2.70 commencing September 4, 2009 increased three percent (3%) per year on each following September 1 with nine (9) months free rent for the space initially leased by Tenant on September 4, 2009, and six (6) months free rent for the CPPI Portion when leased by Tenant.  The monthly rent for the first month in which rent is due (June, 2010) is prorated to reflect commencement of the Lease on September 4, 2009 (i.e. amount of monthly rent payment is multiplied by the fraction of 27/30).

a.	Initial Lease Term.

Months	Monthly Rent
9/1/2009 - 5/31/2010	$0.00
6/1/2010 – 6/30/2010	$19,938.15
7/1/2010 – 8/31/2010	$22,153.50
9/1/2010 – 2/28/2011	$22,818.11
3/1/2011 – 8/31/2011	$33,256.13
9/1/2011 – 8/31/2012	$34,253.81
9/1/2012 – 8/31/2013	$35,281.42
9/1/2013 – 8/31/2014	$36,339.87
9/1/2014 – 8/31/2015	$37,430.06
9/1/2015 – 8/31/2016	$38,552.96
9/1/2016 – 5/31/2017	$39,709.55

b.           First Extension Term.  If Tenant elects to extend the term of the Lease by five (5) years from June 1, 2017, through May 31, 2022, pursuant to Section 2 above (the “First Extension Term”), the monthly rent for the first year (measured as a 12-month period from 6/1/2017 through 5/31/2018) of such First Extension Term shall be the Fair Market Rental Rate (as defined in Paragraph (d) below) as of June 1, 2017. The monthly rent for each subsequent 12-month period within the First Extension Term shall increase by three percent (3.0%) from the prior 12-month period.

c.           Second Extension Term.  If Tenant elects to extend the term of the Lease by five (5) years from June 1, 2022, through May 31, 2027, pursuant to Section 2 above (the “Second Extension Term”), the monthly rent for the first year (measured as a 12-month period from 6/1/2022 through 5/31/2023) of such Second Extension Term shall be the Fair Market Rental Rate (as defined in Paragraph (d) below) as of June 1, 2022. The monthly rent for each subsequent 12-month period within the Second Extension Term shall increase by three percent (3.0%) from the prior 12-month period.

d.           Fair Market Rental Rate.  For the purposes of paragraphs (b) and (c) above, the term “Fair Market Rental Rate” shall mean a rate comprised of the prevailing base rental rate per square foot of rentable area available in the Charlotte, North Carolina market for renewals, as determined by Landlord in good faith, taking into account leases for improved space which are comparable to the Premises in reputation, quality, use, age, size, location, and level and quality of services (the foregoing factors not being exclusive in identifying comparable buildings).  Landlord shall notify Tenant of Landlord’s determination of the Fair Market Rental Rate within thirty (30) days after Landlord’s receipt of Tenant’s election to extend the term of the Lease (“Landlord’s Fair Market Rate Notice”).  Within fourteen (14) days following the date upon which Landlord gives Tenant Landlord’s Fair Market Rate Notice, Tenant shall, by written notice to Landlord, either (i) accept Landlord’s determination of the Fair Market Rental Rate, or (ii) reject Landlord’s determination of the Fair Market Rental Rate and proceed as set forth in the following paragraph.  In the absence of timely written notice from Tenant, Tenant shall be deemed to have chosen option (ii).  If the monthly Fair Market Rental Rate is determined to be lower than the monthly rent paid by Tenant to Landlord during the 12-month period concluding the preceding term (though which preceding term shall be the then-current term at the time of calculation; the “Preceding Rent Rate”), then the Fair Market Rental Rate shall be deemed to equal the Preceding Rent Rate.

If Tenant rejects Landlord's determination of the Fair Market Rental Rate, then within thirty (30) days after receipt of Landlord’s Fair Market Rate Notice, Tenant shall have the right to submit to Landlord an appraisal (“Tenant’s Fair Market Rate Notice”) by a Qualified Real Estate Appraiser of Fair Market Rental Rate effective as of the commencement date of the applicable Renewal Period. If the higher estimate (as between Landlord’s Fair Market Rate Notice and Tenant’s Fair Market Rate Notice) is not more than one hundred five percent (105%) of the lower estimate, the Fair Market Rental Rate shall be established as the average of the two rates. If the higher rate is more than one hundred five percent (105%) of the lower rate, Landlord and Tenant shall, within fifteen (15) days after Tenant’s Fair Market Rate Notice has been submitted, each select a Qualified Real Estate Appraiser (which for Tenant may be the same individual as previously utilized).  The two appointed Qualified Real Estate Appraisers shall select a third Qualified Real Estate Appraiser (the “Referee”). If Landlord and Tenant are unable to agree upon the selection of a Referee, then the Referee shall be selected within fifteen (15) days thereafter by an arbitrator selected pursuant to the rules of the American Arbitration Association.

The Referee shall, within thirty (30) days after appointment, render his decision as to the Fair Market Rental Rate, by electing Landlord’s Fair Market Rental Rate, Tenant’s Fair Market Rental Rate, or any figure in between.  The decision of the Referee shall be issued in writing, shall be binding upon Landlord and Tenant, and shall constitute the Base Rent for the applicable Renewal Term. Landlord and Tenant shall each pay for their own determination, and the cost of the Referee and arbitrator, if any, shall be shared equally by Landlord and Tenant.

 As used in this Paragraph (d), the term “Qualified Real Estate Appraiser” shall mean an appraiser who has at least five (5) years’ full-time commercial real estate appraisal experience in the geographical area in which the Premises are located.

e.           Escalation Cap.  Any increase from the Preceding Rent Rate to a higher Fair Market Rental Rate for a subsequent period shall be capped at 110% of the Preceding Rent Rate.

6.           Additional Rent.  If the Landlord shall make any expenditure for which Tenant is responsible, or if the Tenant shall fail to make any payment to Landlord which Tenant is obliged to make hereunder, then the amount thereof may at Landlord’s option be added to any installment of rent then due or thereafter becoming due.

7.           Security Deposit / Letter of Credit.

a.           Prior to the commencement of the Lease term, Tenant shall issue to Landlord a security deposit in the amount of $35,000.00, to be held by Landlord as security for the faithful performance by Tenant of all covenants of this Lease (the “Security Deposit”).  The amount of the Security Deposit, without interest, shall be repaid to Tenant after the termination of this Lease and any renewal thereof, provided Tenant shall have made all such payments and performed all such agreements of this Lease.

b.           If any rent or any other sum payable by Tenant to Landlord shall be overdue and unpaid, or should Landlord make payments on behalf of Tenant, or Tenant shall fail to perform any of the terms of this Lease, then Landlord may (at its option and without prejudice to any other remedy) apply so much of the Security Deposit as may be necessary toward the payment of such rent or cost; and Tenant shall forthwith upon demand restore said Security Deposit to the original amount of $35,000.00.  Tenant’s failure to restore said deficiency shall constitute a default hereunder.  Tenant hereby waives the benefit of any provision of law requiring such deposit to be held in escrow or in trust.  In the event of bankruptcy or other creditor-debtor proceedings against Tenant, the security deposit shall be applied first to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings.

c.           Landlord may deliver the Security Deposit to any purchaser of Landlord’s interest in the Premises, and thereupon Landlord shall be discharged from any further liability with respect to the Security Deposit.  This provision shall also apply to any subsequent transferees.  Tenant agrees that it shall hold the successor Landlord solely liable for the return of the Security Deposit.

d.           In addition to the payment of the Security Deposit, Tenant shall, prior to June 1, 2010, issue an irrevocable letter of credit in Landlord’s favor in the amount of $75,000.00 (the “Letter of Credit”).  Landlord may draw upon the Letter of Credit for any reason that would otherwise justify an application of the Security Deposit as set forth in Paragraph (b) above, and Landlord may proceed to draw against the Letter of Credit prior to the application of all or any part of the Security Deposit, in Landlord’s sole discretion.  If Tenant successfully pays to Landlord all rent and additional rent owing under this Lease through November 30, 2011, then Tenant may terminate the Letter of Credit.

8.           Use.  Tenant shall use the Premises exclusively for general offices, storage, and regeneration of catalysts and the provision of Tenant’s other services offered to coal and gas fired power plants.

9.           Compliance with Laws and Regulations.  Tenant shall materially comply at all times with all applicable laws, ordinances, requirements, regulations, standards and guidelines (“Laws”) of all federal, state, county, municipal and other authorities (i.e. Laws applicable to the Premises and/or to its use and/or occupancy, and Laws applicable to Tenant’s conduct of business at and on the Premises); and shall promptly take such reasonable actions as may be appropriate to come into and remain in material compliance by with such Laws.  If such material compliance by Tenant shall require alterations or other improvements to the Premises, such work shall be performed at Tenant’s expense, in compliance with Section 12 hereof.

 Landlord represents and warrants that the Premises will, at the time possession thereof is delivered to Tenant, materially comply with all Laws which may be applicable to the Premises and the Building.

10.           Environmental Compliance.  Without limiting the broader requirements of Section 9 above, Tenant shall at all times materially comply with all Laws as to all environmental matters (“Environmental Matters”) impacting the Premises, which shall include without limitation those Laws applicable to any regulated or hazardous materials (“Hazardous Materials” as defined hereafter).  In addition:

a.           Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be used, stored, generated, or disposed of on or in the Premises except in substantial compliance with applicable Laws, and in the case of Tenant consistent with Tenant’s normal course of business.

b.           “Hazardous Material” or “Hazardous Materials” means any substance: (i) the presence of which requires permitting, investigation or remediation under any Laws; or (ii) which is or becomes defined as a hazardous waste, hazardous substance, pollutant, or contaminant under any Laws including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sec. 6901 et seq.); or (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes subject to any Laws; or (iv) without limitation, which contains polychlorinated biphenols (PCB’s), asbestos, or urea formaldehyde foam insulation.

c.           Except as to those above ground storage tanks (“AST’s”) generally described on the Plans (as defined in Section 12(b) below) and approved by Landlord prior to the commencement of the Lease term and those AST’s to be located inside the Premises, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, install or place any AST’s or underground storage tanks (“UST’s”) on the Premises.  If Landlord consents to any such installation, Tenant shall: install the UST’s and AST’s in a good and workmanlike manner and in accordance with all Laws; maintain the UST’s and AST’s in good condition and in material compliance with applicable Laws, including any applicable monitoring and reporting obligations; and within thirty (30) days after the termination or expiration of the Lease, remove the UST’s and AST’s at the express advance written request of the Landlord and at Tenant’s sole expense, and restore the Premises to the condition existing on the commencement date of the Lease term ordinary wear and tear excepted.

d.           Landlord shall provide to Tenant a copy of the Phase I environmental report previously completed concerning the Premises.  Tenant may, at the sole cost and expense of Tenant, conduct any environmental testing at the Premises deemed necessary by Tenant.

e.           Landlord may, at the sole cost and expense of Landlord, obtain a reasonably periodic environmental review of the Premises, by an experienced environmental consultant satisfactory to Landlord, to determine that Tenant is in compliance with the environmental requirements set forth in this Lease.  Tenant shall provide, upon reasonable advance written notice, reasonable access to the Premises and Tenant’s environmental related documents which are not confidential or privileged such that the environmental consultant may perform the environmental review. Landlord shall, within thirty (30) days after receipt of the environmental review, deliver a copy to Tenant along with a list of any alleged non-compliance with environmental requirements of this Lease, the “Alleged Non-Compliance” (“Landlord’s Environmental Notice”).  Unless Tenant objects as set forth below, Tenant shall, within thirty (30) days thereafter, at Tenant’s expense, commence to resolve any Alleged Non-Compliance in accordance with applicable environmental Laws and diligently pursue completion of same.

If Tenant objects to Landlord’s Environmental Notice, then within thirty (30) days after receipt of Landlord’s Environmental Notice, Tenant shall have the right to submit to Landlord an environmental report prepared by an experienced environmental consultant chosen by Tenant, and Tenant shall submit a copy of the environmental report prepared by Tenant’s environmental consultant to Landlord within such time period. Landlord and Tenant shall work cooperatively and in good faith to resolve any differences between Landlord’s Environmental Notice and Tenant’s environmental report.  If Landlord and Tenant cannot resolve such differences within sixty (60) days after Landlord’s receipt of Tenant’s environmental report, then any unresolved differences shall be resolved by an arbitrator selected and acting pursuant to the rules of the American Arbitration Association, and the decision of the arbitrator shall be binding upon both Tenant and Landlord.  Landlord and Tenant shall each pay for their own environmental consultant, and the cost of the arbitrator, if any, shall be borne by the party against whom the arbitrator rules, and in the event there shall not be one party against whom the arbitrator rules, the cost of the arbitrator shall be borne by the parties in proportion to the fault as determined by the arbitrator.

f.           Tenant shall promptly upon receipt provide Landlord with a copy of all communications to or from any governmental authorities in connection with environmental matters other than routine communications, permit renewals and other non-material matters.

11.           Delivery of Premises.  Landlord shall deliver the Premises to Tenant in “broom-clean” condition, with all systems (e.g. HVAC, electrical, plumbing, lighting, sprinkler, dock doors and levelers, etc.) in good operational condition, and the roof shall be water-tight.  Prior to the commencement of the Initial Lease Term, Landlord shall repair or replace, as needed in Landlord’s discretion, any cracked or broken windows, sky lights, loading doors, or personnel doors.  Landlord covenants and agrees to promptly perform at Landlord’s expense the repairs set forth in Table I attached hereto as “Exhibit C” which is incorporated herein by reference with such repairs completed no later than October 31, 2010, or if such repairs cannot be practically completed by such date, good faith efforts toward completion made.

12.           Alterations and Improvements.

a.           Subject only to the repair obligations set forth in Section 11 above and Landlord’s other obligations and representations set forth elsewhere in this Lease, Landlord shall lease the Premises to Tenant in “as-is” condition.

b.           Prior to the commencement of the Initial Lease Term, Tenant shall submit detailed plans to Landlord illustrating Tenant’s proposed up-fit of the Premises (the “Plans”).  Landlord shall approve or deny the Plans (or suggest alterations thereto) in a timely fashion, and such approval shall not be unreasonably withheld.  Landlord acknowledges that Tenant intends to install equipment, tanks (subject to Section 10 above), piping, valves, ovens, and other fixtures incidental to Tenant’s business.

c.           Following Landlord’s approval of the Plans and Tenant’s completion of the work set forth therein, Tenant shall be able to make such additional expansions, reconfigurations, and additions to the Premises, including, but not limited to, the Building, driveways and parking lots, as are deemed necessary by Tenant upon the prior written consent of Landlord, which consent shall not be unreasonably withheld.  Subject to Section 10(c) above, Tenant may install or cause to be installed any trade fixtures or other equipment used in Tenant’s business without the consent of Landlord.

d.           All approved alterations, additions and improvements, including fixtures installed, shall be performed by Tenant at Tenant’s sole cost and expense.  All alterations, additions and improvements shall be accomplished with first quality materials, parts, components and equipment, in a good workmanlike manner, in compliance with all Laws, and consistent with the style, character and quality of existing improvements.

e.           All approved alterations, additions and improvements, including fixtures installed (less and except Tenant’s production equipment, machinery, tanks and other similar equipment and fixtures which may be affixed to the Premises and later removed by Tenant), shall upon installation attach to and become a part of the Premises and shall become the property of Landlord.  However, Landlord shall be entitled, at its election, to require Tenant upon termination of the Lease to remove any such Tenant installed alterations, additions, improvements or fixtures, and to substantially restore the Premises to its condition prior to such installation (except as to such approved alterations, additions, or improvements that are of a permanent nature as can not be removed by Tenant using commercially reasonable means, effort, and expenditures, e.g. walls, plumbing, electrical and other similar structural items), ordinary wear and tear excepted.

13.           Maintenance and Repairs.

a.           Landlord shall maintain, repair and replace, as necessary, the roof (including skylights) and structure of the Building (including the sides, external walls other than those constructed by Tenant, beams, footings, load-bearing walls, and columns, but excluding the floor and any damage to any aforementioned structural elements caused by Tenant’s activity) as it exists upon delivery of the Premises to Tenant.  Additionally, until August 31, 2014, Landlord shall be responsible for maintaining the HVAC units at standard condition in the manner required of Landlord under Exhibit C.  As of September 1, 2014, Tenant shall be fully responsible for maintenance of the HVAC units.  Notwithstanding the foregoing, Landlord shall not be responsible for maintaining the roof or structure relating to any addition to the Building (or any other building constructed upon the Premises) constructed by Tenant pursuant to Section 12 above, including but not limited to the fusion of any new roof area constructed by Tenant to any existing roof area, which items shall be solely Tenant’s maintenance responsibility.  Landlord shall be responsible for repair of any structural deficiency in the concrete and asphalt paved areas of the Premises in the event of collapse or sink hole through August 31, 2014, and Landlord and Tenant shall each share one-half the cost and responsibility for repair of any structural deficiency in the concrete and asphalt paved areas in the event of collapse or sink hole for the balance of the Lease Term.

b.           Subject to Landlord’s responsibilities of maintenance, repair and replacement set forth in Paragraph (a) of this Section 13 and Section 11 and excluding any environmental obligation arising under Section 10 of this Lease, Tenant shall be responsible for the maintenance, repair and (subject to Section 12 above) replacement of all improvements on or to the Premises, including without limitation the exterior of all buildings constructed by Tenant, additions to buildings constructed by Tenant, all interior improvements including fixtures, all heating, ventilating and air conditioning equipment systems, all electrical, telephone, plumbing, natural gas, cable and other utility systems, all exterior and interior lighting, drives, curbs, sidewalks, parking areas and landscaped areas, all paved portions of driveways and loading areas utilized by tractor trailers servicing Tenant’s business, interior walls, floor coverings, ceilings, interior partitions, inside doors, dock doors, dock leveling systems, any of Tenant’s alterations, additions or improvements, and all landscaping.  All such maintenance, repairs and replacements shall be accomplished with first quality materials, parts, components and equipment, in a good workmanlike manner, in material compliance with all Laws, and consistent with the style, character and quality of existing improvements.  Upon expiration of this Lease, Tenant shall deliver the Premises to Landlord in substantially as good condition as received from Landlord, ordinary wear and tear excepted.

14.           Right of Entry.  The Landlord shall have the right to enter the Premises, and to authorize its representatives and others to enter the Premises, at any reasonable time for inspecting, making such repairs as the Landlord may be required to make, and showing the Premises to any prospective purchaser, and, during the last one hundred eighty (180) days of the Lease Term or any extension or renewal, to prospective tenants.  Landlord shall use its best efforts to perform any repairs at such times and in such manner as will not unreasonably interfere with Tenant’s use and occupancy of the Premises or the conduct of Tenant’s business.  Except for any entry by Landlord in an emergency situation, Landlord shall provide Tenant with reasonable prior notice of any entry into the Premises any purpose which the Landlord shall deem necessary during the term of this Lease.  No such entry shall render the Landlord liable for any claim, loss, damage, cause of action or other liability to the Tenant or the property of Tenant, unless arising from the misconduct or negligence of Landlord.  Landlord’s right of entry shall include the right to place signs on the Premises indicating that it is for sale or during the last one hundred eighty (180) days of the Term for rent.

15.           Operating Expenses.  Subject only to proration of such items with CPPI for the period from September 4, 2009, through August 31, 2010, Tenant shall bear full responsibility for the following operating expenses relating to the Premises:

a.           Utilities.  Tenant shall be solely responsible for the providing of electricity, heating and air conditioning (subject to Landlord’s maintenance responsibilities set forth in Section 13(a) above), water and sewer service, janitorial service and all other utilities and services to the Premises, and all costs associated therewith.

b.           Insurance.  Tenant shall obtain, maintain and pay for all property, casualty and public liability insurance required in the sole reasonable discretion of Landlord to be provided from time to time, with insurance companies reasonably acceptable to Landlord with customary limits for industrial properties of similar size, construction, quality, use and location.  Tenant shall insure in Landlord’s name all buildings and improvements now existing or hereafter erected as part of the Premises against loss by fire, windstorm, water and other hazards, casualties and contingencies, vandalism, and malicious mischief as are usually covered by extended coverage policies, for their full repair and replacement cost, without reduction for depreciation.  Tenant shall in addition insure itself and Landlord under policies providing comprehensive general public liability coverage in customary amounts not less than reasonably required by Landlord.  Tenant shall deliver to Landlord policies, certificates and endorsements of such fire and hazard insurance naming Landlord as an insured party and containing loss payable clauses which make all losses relating to the Building under such policies payable to Landlord.  Tenant shall deliver to Landlord policies, certificates and endorsements of such comprehensive general public liability insurance naming Tenant and Landlord as insured parties and containing loss payable clauses which make losses under such policies payable to whichever of Tenant or Landlord are entitled payment under such insurance.  Landlord, at its election, may obtain all such required insurance, to be paid for by Tenant. Such policies or certificates shall contain provisions that no insurance may be canceled or decreased without thirty (30) days prior written notice to Landlord.  Tenant shall not by any act or omission cause an increase in the rate of insurance or the cancellation of any insurance policy.

c.           Taxes.  Tenant shall pay all taxes and assessments levied upon or with respect to the Premises and this Lease, including without limitation ad valorem, real property, personal business property, intangibles and sales taxes, excluding only income taxes payable by Landlord by reason of Landlord’s receipt of rent.

16.           Indemnification.

 a.           Except to the extent any damages, actions, liabilities and expenses are covered by property insurance or liability insurance required to be maintained or actually carried by either party hereunder, Tenant shall defend, indemnify and hold harmless Landlord, any successor to Landlord’s interest in the Premises, and their respective partners, shareholders, members, directors, managers, officers, employees, agents and contractors (each an “Indemnified Party” and collectively “Indemnified Parties”), from and against any and all claims, demands, actions, causes of action, suits, proceedings, damages, fines, judgments, penalties, liabilities (including strict liability), losses and any and all sums paid for settlement of claims including reasonable attorneys’ fees relating to same (the foregoing being hereinafter referred to, collectively, as “Indemnified Exposure”), arising from: (1) any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of any property arising from Tenant’s or any of its employees’ agents’ or contractors’ (collectively, “Tenant’s Representatives”) negligent use and occupancy of the Premises during the Term or arising out of the negligent installation, operation, maintenance, repair or removal of any of Tenant’s improvements, and excluding the negligence and intentional misconduct of Landlord, its employees, agents, contractors, members and managers (“Landlord’s Representatives”); or (2) Tenant’s failure to perform its obligations under this Lease, and excluding the negligence and intentional misconduct of Landlord, its employees, agents and contractors.  Notwithstanding any forgoing provisions hereof to the contrary, Tenant shall have no obligation to indemnify Landlord or Landlord’s Representatives for and against any claims directly resulting from the Landlord’s negligence or intentional misconduct.

 b.           Without limiting the generality of the foregoing, Tenant shall defend, indemnify and hold harmless each Indemnified Party from and against any and all Indemnified Exposure (as defined above) arising during or after the Lease term as a result of Tenant’s failure to comply with any environmental obligation arising under Section 10 of this Lease.  This indemnification includes, without limitation, any and all costs incurred because of any reasonable investigation of the Premises and any cleanup, removal or restoration specifically mandated by any federal, state or local agency or political subdivision resulting from Tenant’s failure to comply with any environmental obligation arising under Section 10 of this Lease.  Without limitation of the foregoing, if Tenant, or any of its employees, agents or contractors, causes or permits the presence of any Hazardous Materials on the Premises resulting in contamination, Tenant shall promptly, at its sole expense, take any and all necessary actions to resolve the contamination consistent with applicable environmental Laws.  Tenant shall be entitled to conduct such environmental investigations as it sees fit prior to the commencement of the Initial Lease Term so as to establish a baseline status of the Premises from which Tenant’s indemnification duty under this paragraph (b) may be ascertained.

c.  Except to the extent any damages, actions, liabilities and expenses are covered by property insurance or liability insurance required to be maintained or actually carried by either party hereunder, Landlord shall defend, indemnify and hold harmless Tenant, any successor to Tenant’s interests in the Premises, and Tenant’s Representatives, from and against any and all Indemnified Exposure arising from any breach or default in the performance of any obligation on Landlord’s part to be performed under the terms of the Lease or arising from any negligence or misconduct of Landlord, or any of Landlord’s Representatives, and from and against all costs, reasonable attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon.  Notwithstanding any foregoing provisions hereof to the contrary, Landlord shall have no obligation to indemnify Tenant from and against any claims directly resulting from Tenant’s negligence or intentional misconduct.

17.           Tenant’s Right of First Refusal.  Landlord hereby gives and grants to Tenant during the Term of this Lease, including any extensions, the right of first refusal to purchase the Premises as provided in this Section.  Should Landlord receive or secure from any third party a bona fide purchase offer for the Premises acceptable to Landlord, Landlord shall, within ten (10) days following receipt of such offer, transmit a true copy of such offer to Tenant.  Tenant shall then have twenty (20) days following receipt of such offer (i) to notify Landlord, in writing, that Tenant elects to purchase the Premises upon the same terms and conditions as contained in said third-party offer; and (ii) to provide to Landlord a written loan commitment from a lender (the “Commitment”) and/or a standby letter of credit (the “LOC”), which Commitment and/or LOC evidence the ability of Tenant to provide cash and/or financing at closing for the purchase price of the Premises as contemplated in such third-party offer.  Tenant shall close on the purchase of the Premises within sixty (60) days after the date Tenant elects to purchase the Premises, on the same terms as set forth in such third-party offer or as may otherwise be negotiated between Landlord and Tenant.

18.           Damage.  Tenant agrees to give Landlord notice of any damage to the Premises as soon as reasonably practicable.  In the event the Premises are damaged by fire or other casualty, but are not rendered untenantable for Tenant's business, either in whole or in part, Tenant shall cause such damage to be repaired without unreasonable delay (and Landlord shall promptly disburse any insurance proceeds received in connection with such damage to Tenant as needed to fund any repairs to be made by Tenant hereunder) and the Rent shall not be abated.  In the event the Premises are rendered untenantable for Tenant's business by reason of such casualty, either in whole or in part, Tenant shall cause the damage to be repaired or replaced without unreasonable delay (and Landlord shall promptly disburse any insurance proceeds received in connection with such damage to Tenant as needed to fund any repairs to be made by Tenant hereunder), and, in the interim, the Rent shall be proportionately reduced as to such portion of the Premises as is rendered untenantable.  Any such abatement of rent shall not, however, create an extension of the Term of this Lease.  Provided, however, in the event the Premises are rendered untenantable in some material portion by reason of such casualty, and the amount of time required to repair the damage using due diligence is in excess of one hundred eighty (180) days, then either party shall have the right to terminate this Lease by giving written notice of termination within sixty (60) days after the date of casualty, and the Rent shall abate as of the date of such casualty in proportion to the part of the Premises rendered untenantable.

19.           Condemnation.  If the Premises or any part thereof shall be taken by any governmental authority by exercise of the right of condemnation or eminent domain, this Lease may be terminated by either party only in the event that the taking precludes Tenant from continuing to conduct its business on the Premises.  Notice of any such termination must be given within ninety (90) days after such taking is completed.  Otherwise, this Lease shall continue in full force and effect, and the rent shall be proportionately and equitably reduced.  Landlord shall be entitled to receive all awards and compensation that may be made in respect of such taking relating to the Premises and improvements and this Lease; and Tenant shall not be entitled to any part of any award or payment to be received by Landlord for such taking except for the unamortized value of any leasehold improvements installed and paid for by Tenant and Tenant’s moving costs.  Tenant shall be entitled to seek and receive any award or other compensation (if separately assessed or awarded) that may be payable by the condemner directly to Tenant; but only to the extent that any such award or compensation would not reduce the award or compensation otherwise due and payable to Landlord.  Subject to the immediately preceding two sentences, Tenant hereby assigns and transfers to Landlord any and all rights to awards and compensation that would otherwise be made to Tenant as a result of any condemnation or taking of the Premises.  Except for the foregoing, in no event shall Tenant have any claim or rights as against Landlord for the value of any unexpired term of this Lease, for damages to its personal property, or for relocation costs, or to any proceeds received by Landlord as a result of any condemnation or taking of the Premises.

20.           Assignment.  This Lease may not be assigned by Tenant, nor may the Premises be subleased by Tenant, without the prior written consent of the Landlord, which consent may not be unreasonably withheld.  However, in the event of any such approved assignment or sublease, Tenant shall remain jointly and severally liable with its assignee or sublessee (as applicable) for any and all obligations otherwise owing of Tenant under this Lease.  Landlord shall be entitled at any time to assign its interest in this Lease, including without limitation in connection with any conveyance or encumbrance of the Premises.

21.           Subordination.  This Lease and all rights hereunder shall be, become and remain subordinate to the lien of any mortgage, deed of trust or other encumbrance, now or hereafter imposed upon all or any part of the Premises, securing any loan or lender to Landlord, and Tenant shall promptly execute and deliver to Landlord and any lender of Landlord any instruments reasonably requested by either with respect to such subordination, including but not limited to any financial statements of Tenant as may be reasonably requested by Landlord or any such lender.

22.           Estoppel Certificate.  Within ten (10) days after written request therefor by Landlord or any mortgagee or beneficiary under a deed of trust covering the Premises, or if, upon any contract of sale, sale, assignment or other transfer of the Premises by Landlord, an estoppel certificate shall be requested of the Tenant, Tenant shall execute and deliver in recordable form a statement to any mortgagee, beneficiary or other transferee, or to Landlord, certifying any facts that are then true with respect to this Lease, including without limitation, if true, that this Lease is in full force and effect, that Tenant has accepted and is presently occupying said payments, that Tenant has commenced the payment of rent, that said payments are current, that no default exists under the terms and provisions of said Lease, and that there are no defenses or offsets to the Lease claim by Tenant.

23.           Quiet Possession.  The Landlord covenants and agrees that Tenant, upon paying the rent as herein reserved and performing all the covenants and agreements herein contained on the part of the Tenant, may quietly and peaceably have, hold and enjoy the Premises, subject to the terms of this Lease.

24.           Tenant Default and Remedies.  In addition to and not in limitation of all other remedies available to Landlord, if the Tenant fails to perform or observe any of the covenants contained herein on its part to be observed and performed within ten (10) days after notice from Landlord upon any monetary default, or within thirty (30) days after notice from Landlord upon any nonmonetary default, then Landlord shall have the duty to use reasonable efforts to mitigate damages and shall have the option to pursue any one of the following remedies:

 (a) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession, by legal process, enter upon and take possession and expel or remove Tenant and any other person who may be occupying said Premises or any part thereof.  In the event of termination, Landlord may declare due and payable (x) the remaining rent due under this Lease less (y) the current market rent available to the Landlord, expressly factoring in any foreseeable time delay for re-letting the Premises as determined by a Qualified Real Estate Appraiser (as defined in Section 5(d) above), but both (x) and (y) shall be discounted to present value using a discount rate of the then prime rate of Bank of America, N.A.; or

(b) Enter upon and take possession of the Premises and remove Tenant and any other person who may be occupying the Premises or any part thereof, without terminating this Lease, in which event Landlord shall use Landlord's best efforts to relet the Premises on such terms as Landlord shall deem advisable and Landlord shall receive the rent thereof. Tenant hereby agrees to pay Landlord's unamortized costs for leasing commissions for this Lease but not Landlord’s costs to relet the Premises since such costs are a normal cost of doing business and will be amortized over the term of the new lease. Landlord shall apply the rent received first to the Landlord's then unamortized leasing commissions costs for this Lease, and secondly to any rent due Landlord from Tenant.  Tenant agrees to pay to Landlord on demand any deficiency in rent that may arise.  Notwithstanding any such reletting without termination, Landlord may, at any time thereafter elect to terminate this Lease for a previous uncured event of default. In addition, Landlord shall be entitled to recover from Tenant all reasonable attorneys’ fees, court costs and other expenses incurred in connection with any default of Tenant.

Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of any such violation or default.

24A. Landlord Default and Remedies.   Landlord shall be deemed to be in default under this Lease if Landlord shall fail to comply with any term, provision, or covenant of this Lease and (i) shall not cure such default within thirty (30) days after notice thereof from Tenant, or (ii) in the event such failure cannot reasonably be cured within thirty (30) days, if Landlord fails to commence cure within thirty (30) days and pursue to a diligent conclusion, or (iii) if the default shall fundamentally interfere with Tenant’s use or occupancy of the Premises or from carrying on business at the Premises if Landlord shall not cure such default within forty-eight (48) hours after either oral or written notice from Tenant.  In the event the Landlord is in default under this Lease, Tenant may, at its option cure Landlord's default without relieving the Landlord from any liability or responsibility or waiving any of Tenant's rights under this Lease.  If upon the completion of Tenant's cure of Landlord's default the cost of such cure is not reimbursed by the Landlord to Tenant within ten (10) business days of receipt of written invoice from Tenant to Landlord and the validity of the necessity of such cure is approved by Landlord, Tenant may deduct the cost of such cure from any rent or other payments owed under this Lease.  Forbearance by Tenant to enforce the remedy herein provided upon an event of default shall not be deemed or construed to constitute a waiver of any such violation or default.

25.           Insolvency Proceedings.  If at any time proceedings in bankruptcy, or pursuant to any other act for the relief of debtors, shall be instituted by or against Tenant, or if Tenant shall compound Tenant’s debts or assign over Tenant’s estate or effects for payment thereof, or if any execution shall issue against the Tenant or any of Tenant’s effects whatsoever, or if a receiver or trustee shall be appointed of the Tenant’s property, or if this Lease shall by operation of law, devolve upon or pass to any person or persons other than the Tenant, then and in any of such cases, the Landlord may terminate this Lease immediately and without advance notice, by notifying Tenant as herein provided.  Upon such termination all sums due and payable or to become due and payable by Tenant shall at once become due and payable in accordance with the terms of this Lease (subject to the clause (a) of Section 24 above).

26.           Liens.  Tenant shall prevent the filing of and will promptly discharge any mechanics’ or other liens against the Premises or any part of the income therefrom due to its activities, and Tenant will not suffer any other matter whereby the estate of Landlord in any part of the Premises might be impaired.  If any such lien shall at any time be filed, Tenant shall either cause the same to be discharged of record within thirty (30) days after the date of filing or, if in Tenant’s discretion and in good faith, it determines that such lien should be contested, shall furnish such bond or security as required by Landlord to prevent any perfection and foreclosure while being contested at the expense of Tenant.  If Tenant shall fail to discharge such lien within such period or fail to furnish such security, then, in addition to any other right or remedy of Landlord resulting from Tenant’s said default, Landlord may pay and discharge the same, in which event Tenant shall repay to Landlord, as additional rent, on demand, all such sums disbursed by Landlord, including all of Landlord’s costs, expenses and reasonable attorney’s fees.

27.           Notices.  All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given: (a) when personally delivered; (b) when sent by telefax to a party at the number listed below for such party, with the sender being able to provide written confirmation of successfully completed transmission (provided that if sent after 5:00 p.m. on a business day, or if not sent on a business day, then same shall be deemed given at 9:00 a.m. on the next business day); (c) one (1) business day after the day on which the same has been delivered prepaid to a national overnight courier service for overnight delivery with all fees prepaid; or (d) three (3) business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid (with a copy sent by regular United States mail, postage prepaid); in each case addressed to the party to whom such notice is to be given at the following address for such party:

LANDLORD:	Fat Boy Trading Company
c/o Carolina Pad
9144 Arrowpoint Blvd., Suite 200
Charlotte, NC 28273
Facsimile: 704-588-1123
Attn: Joseph Hall

TENANT:	SCR-Tech, LLC
11701 Mt. Holly Road
Charlotte, NC 28214
Facsimile: 704-827-8935
Attn: General Counsel

Any party may change the address to which notices to it are to be sent by giving the notice of such change to the other parties in accordance with this Section.

28.           Severability.  If any provision of this Lease is prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Lease.

29.           Nonwaiver.  The failure of Landlord or Tenant to require compliance with, or Landlord’s or Tenant’s waiver of any noncompliance of, any term or provision of this Lease shall not be deemed to be a wavier of such term or provision, or of any subsequent noncompliance or breach of the same or any other term or provision of this Lease.  The acceptance of rent at any time under this Lease shall not be deemed to be a waiver of any existing or previously occurring noncompliance or breach of any term or condition of this Lease.

30.           Captions.  Captions used in this Lease have been inserted for convenience and reference only and do not define or limit the provisions hereof.

31.           Capitalized Terms.  Capitalized terms not defined herein shall have the meanings given to them in the respective documents to which their use in context shall refer or apply.

32.           Governing Law.  This Lease shall be construed and interpreted in accordance with the internal laws of the State of North Carolina without giving effect to the conflict of laws principles thereof.  Exclusive venue for any dispute arising hereunder shall lie with the North Carolina State Superior Court in Mecklenburg County, North Carolina.

33.           Attorney Fees.  If either party shall institute any action against the other arising under this Lease, the unsuccessful party in such action shall reimburse and pay to the successful party the amount of reasonable attorneys’ fees and costs incurred by the successful party associated with said action.

34.           Entire Agreement.  This Lease constitutes the entire agreement of the parties and may not be amended, supplemented or modified except by written agreement duly executed by all parties hereto.

35.           Binding Effect.  This Lease, as amended from time to time, shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, successors and assigns of the parties.

36.           Execution Counterparts.  This Lease may be executed in multiple counterparts, which when so executed, each counterpart shall constitute an original.

37.           Broker Commissions or Fees.  Landlord is responsible for the prompt payment of any and all broker commissions or fees associated with this Lease transaction. Tenant and Landlord each represent that they have had no dealings with any broker or agent in connection with this Lease other than CB Richard Ellis representing Landlord and Southeast Commercial Real Estate representing Tenant, and Landlord and Tenant agree to hold each other harmless from the claims of any other broker or agent who alleges to have performed services on behalf of Landlord or Tenant, respectively, in connection with this Lease.

38.           Force Majeure.  Whenever a period of time is herein prescribed for action to be taken by either Landlord or Tenant, neither shall be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, Acts of God, war, terrorism, criminal acts by third parties, or other causes which are beyond the control of either party.  Notwithstanding the foregoing, Tenant shall be required to pay rent during any such period of Force Majeure except as otherwise provided in this Lease, provided that any time period set forth in the Lease that relates to the abatement of Tenant’s payment of rent shall be computed during any such period of Force Majeure.

39.           Signage.  Tenant may, at Tenant’s sole cost and expense, affix Tenant’s signage and logo to the monument located in front of the Building and the upper portion of the administrative office area of the Building facing Steele Creek Road.

40.           Contingency.  The effectiveness of this Lease shall be contingent upon Tenant obtaining from the Charlotte-Mecklenburg Utility Department (“CMUD”) a permit authorizing Tenant to discharge waste water and sewage per Tenant’s needs and in accordance with the details set forth in Tenant’s discharge application with CMUD and as that application or permit may be changed from time to time.  In the event Tenant does not receive such permit by December 15, 2009 (or such extended date as is mutually agreed upon by Landlord and Tenant in writing), at no fault of Tenant, then Tenant may terminate this Lease upon providing Landlord written notice of same, and this Lease shall terminate.  In the event Tenant so terminates this Lease, Tenant covenants and agrees that it shall diligently complete, at its sole cost and expense, the upfit of any interior portion of the Building which has been demolished by Tenant or in which upfit has been commenced by Tenant.

41.           Zoning.  In the event that Tenant shall desire to pursue rezoning of that portion of the Premises zoned I-1 to I-2, Tenant shall be permitted to do so at its sole cost and expense, and Landlord covenants and agrees to cooperate with Tenant in obtaining such rezoning.

42.           Landlord’s Equipment.  On a non-exclusive basis, Landlord hereby leases to Tenant for the sum of One Dollar ($1.00) that certain JLG four wheel lift (the “Lift”) during the Term, and Tenant shall maintain, repair and ensure the Lift at its sole expense.  Tenant shall return the Lift to Landlord in as good condition as it was in on commencement of this Lease, ordinary wear and tear accepted.  Notwithstanding the foregoing, Landlord shall have use of the Lift during the Term to effectuate any of Landlord’s duties under this Lease.  Additionally, if at any time during the Term Landlord has need to utilize the Lift away from the Premises for any purpose, Landlord shall be entitled to remove the Lift from the Premises upon ten (10) days’ written notice to Tenant for such period of time as Landlord deems necessary, in good faith, to complete the task for which Landlord requires the Lift.  Landlord shall return the Lift to the Premises as soon as practicable upon the completion of said task.

[SIGNATURES TO APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Landlord and Tenant have executed and sealed this instrument as of the date first above written.

LANDLORD:

FAT BOY TRADING COMPANY

By:	s/s Joseph Hall
Joseph Hall, President

TENANT:

SCR-TECH, LLC

By:	s/s William J. McMahon
William J. McMahon, President

This Lease is signed by CPP International, LLC for the limited purposes of setting forth its agreement and assent to the terms and intentions set forth in Section 3 above.

CPP INTERNATIONAL, LLC

By:	/s/Clay Presley
_____________, President

EXHIBIT A

Property Description

All that certain tract or parcel of land lying the City of Charlotte, Mecklenburg County, North Carolina, and being more particularly described as follows:

BEGINNING at an iron pipe found at the intersection of the easterly right-of-way margin of Steele Creek Road (currently a 60-foot public right-of-way) and the northerly right-of-way margin of the 100' Norfolk-Southern Railway right-of-way; thence running with the easterly right-of-way margin of Steele Creek Road, N 13-45-17 E 451.64 feet to an iron pin found; thence running within the right-of-way of Steele Creek Road, the following two (2) courses and distances: (1) N 81-23-03 W 30.07 feet to a point located in the centerline of Steele Creek Road and (2) with the centerline of Steele Creek Road, N 13-46-11 E 20.02 feet to a point; thence crossing the right-of-way of Steele Creek Road, S 81-22-20 E 472.57 feet to a point; thence with the arc of a circular curve to the right having a radius of 745.88 feet, an arc distance of 112.24 feet (Chord Bearing = S 77-03-41 E 112.13 feet) to a point; thence S 72-45-00 E 50.03 feet to a point; thence with the arc of a circular curve to the left having a radius of 360.00 feet, an arc distance of 54.27 feet (Chord Bearing = S 77-17-15 E 54.22 feet) to an iron pin found (bent); thence S 08-38-27 W 450.21 feet to a railroad spike found in the norther1y right-of-way margin of the 100' Norfolk-Southern Railway right-of-way; thence running with the northerly right-of-way margin of the 100' Norfolk-Southern Railway right-of-way, N 81-21-10 W 699.91 feet to an iron pipe found at the intersection of the northerly right-of-way margin of the 100' Norfolk-Southern Railway right-of-way and the easterly right-of-way margin of Steele Creek Road, the POINT AND PLACE OF BEGINNING, containing approximately 7.2928± acres, as shown on that certain plat of survey entitled “ALTA/ACSM Land Title Survey/11707 Steele Creek Road," prepared by Andrew G. Zoutewelle, PLS, dated October 27, 2003, and certified on October 30, 2003, reference to which is hereby made for a more particular description.

EXHIBIT B

CPPI Portion
(see attached)

EXHIBIT C

Table 1

Immediate Repair and Deferred Maintenance Expenditures

ITEM	DETAIL
1. Repair cracks in exterior concrete
Seal cracks from water infiltration and fix several areas of concrete; Landlord will repair any structural deficiencies in the concrete paved areas until August 31, 2014 in the event of any collapse or sink hole (Tenant is responsible for everyday wear and tear)

2. Repair damaged asphalt
3. Refresh gravel paving	North side of building
4. Paint exterior walls
5. Repair roof
6. Landscape drainage areas
7. Remove some damaged interior warehouse walls	Replace damaged warehouse walls and repair office/warehouse firewall (but no work to be done on office walls)
8. Repair localized areas of floor slab	Only in areas specified during previous inspections
9. Bring HVAC units up to standard condition	Landlord will maintain the HVAC units at standard condition through a service contract until August 31, 2014, at which time they will become Tenant’s full responsibility
10. Update parking spaces with code required and accessible spaces, signage and curb cuts